Exhibit 99.1

On January 20, 2005, Wintrust Financial Corporation issued the following press release:

Wintrust Financial Corporation
727 North Bank Lane
Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	January 20, 2005

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS
RECORD EARNINGS FOR FOURTH QUARTER AND YEAR;
FOURTH QUARTER NET EARNINGS UP 30%

     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record net income of $14.2 million for the quarter ended December 31, 2004, an increase of $3.3 million, or 30%, over the $10.9 million recorded in the fourth quarter of 2003. On a per share basis, net income for the fourth quarter of 2004 totaled $0.62 per diluted common share, a $0.10 per share, or a 19%, increase as compared to the 2003 fourth quarter total of $0.52 per diluted common share. The return on average equity for the fourth quarter of 2004 stood at 12.30% versus 13.13% for the fourth quarter of 2003.

     For the year ended December 31, 2004, net income totaled $51.3 million an increase of $13.2 million, or 35%, over the $38.1 million recorded for the same period of 2003. Net income per diluted share in 2004 totaled $2.34, a $0.36 per share, or 18%, increase as compared to the net income per diluted share of $1.98 in 2003. Return on average equity for 2004 was 13.12% versus 14.36% for 2003.

     “We are very pleased with our results and growth in 2004. The Company grew total assets by $1.7 billion in 2004, the third consecutive year of over $1 billion in total asset growth. As part of this growth, we added 14 new banking locations to the Wintrust family in 2004” commented Edward J. Wehmer, President and

1

Chief Executive Officer. He added, “Earnings increased in 2004 by 35%, the fourth consecutive year at or above this level.”

     Mr. Wehmer continued that, “Asset quality continues to be an important part of our growth story. We ended the year with very low levels of non-performing assets and net charge-offs of loans. In the area of credit quality, one cannot rest on past laurels. We need to be relentless in the pursuit of credit quality. Through the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2005 of $2.65 to $2.85 per share.”

     During the fourth quarter, in addition to the two locations added by the Town Bank acquisition, the Company opened a banking location (a branch of North Shore Community Bank & Trust Company) in the Sauganash neighborhood in Chicago, Illinois.

     Wintrust’s key operating measures and growth rates for 2004 as compared to the prior year are shown in the table below:

	Year	Year
	Ended	Ended	% or
	December 31,	December 31,	basis point (bp)
(Dollars in thousands, except per share data)	2004	2003	change
Net income	$51,334	$38,118	35%
Net income per common share — Diluted	$2.34	$1.98	18%

Net revenue (1)	$243,276	$193,084	26%
Net interest income	$157,824	$120,492	31%

Net interest margin (4)	3.17%	3.20%	(3	)bp
Core net interest margin (2) (4)	3.31%	3.32%	(1	)bp
Net overhead ratio (3)	1.30%	1.22%	8	bp
Return on average assets	0.94%	0.93%	1	bp
Return on average equity	13.12%	14.36%	(124	)bp
At end of period
Total assets	$6,419,048	$4,747,398	35%
Total loans	$4,348,346	$3,297,794	32%
Total deposits	$5,104,734	$3,876,621	32%
Total equity	$473,912	$349,837	35%
Book value per common share	$21.81	$17.43	25%
Market price per common share	$56.96	$45.10	26%
Common shares outstanding	21,728,548	20,066,265	8%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions Impacting Comparative Financial Results

     On October 1, 2003, Wintrust announced the completion of its acquisition of Advantage National Bancorp, Inc. (“Advantage”) in a stock merger transaction (issued 670,875 shares of common stock). Advantage is the parent company of Advantage National Bank that has locations in Elk Grove Village and Roselle, Illinois. Advantage National Bank began operations as a de novo bank in January, 2001.

     On December 5, 2003, Wintrust announced the completion (effective date of December 1, 2003) of its acquisition of Village Bancorp, Inc. (“Village”) in a stock merger transaction (issued 257,202 shares of common stock). Village is the parent company of Village Bank and Trust—Arlington Heights (“Village Bank”) that has locations in Arlington Heights and Prospect Heights, Illinois. Village Bank began operations as a de novo bank in 1995.

     On May 19, 2004, Wintrust announced the completion (effective date of May 1, 2004) of its acquisition of SGB Corporation d/b/a WestAmerica Mortgage Company (“WAMC”) and Guardian Real Estate Services, Inc. (“Guardian”), in stock (issued a total of 180,438 shares of common stock) and cash merger transactions. WAMC engages primarily in the origination and purchase of residential mortgages for sale into the secondary market. WAMC’s operations are conducted out of its offices maintained in Oakbrook Terrace, Illinois, with accounting, administrative and secondary marketing operations located in Greenwood Village, Colorado. Guardian provides document preparation and other loan closing services to WAMC and its mortgage broker affiliates. Guardian is headquartered in Oakbrook Terrace, Illinois.

     On September 30, 2004, Wintrust announced the completion of its acquisition of Northview Financial Corporation (“Northview”) in a stock and cash merger transaction (issued 475,148 shares of common stock.) Northview was the parent company of Northview Bank and Trust (“Northview Bank”) that had locations in Northfield, Mundelein and Wheaton, Illinois and Northview Mortgage, LLC. Northview Bank began operations as a de novo bank in 1993. On December 13, 2004, the bank’s locations in Northfield became part of Northbrook Bank & Trust Company, the bank’s Mundelein location became part of Libertyville Bank & Trust Company and the bank’s Wheaton location was renamed Wheaton Bank & Trust Company.

     On October 15, 2004, Wintrust announced the completion (effective date of October 1, 2004) of its acquisition of 100% of the ownership interest of Town Bankshares, Ltd. (“Town”) in a stock and cash merger transaction (issued 372,535 shares of common stock). Town was the parent company of Town Bank that has locations in Delafield and Madison, Wisconsin. Town Bank began operations as a de novo bank in 1998.

     The results of operations of Advantage, Village, WAMC, Guardian, Northview and Town are included only since their respective effective dates of acquisition.

Recent Developments

     On January 18, 2005, Wintrust announced the completion (effective date of January 1, 2005) of its cash acquisition of Antioch Holding Company (“Antioch”). Antioch is the parent company of State Bank of The Lakes that has locations in Antioch, Lindenhurst, Grayslake, Spring Grove and McHenry. State Bank of The Lakes had total assets of approximately $438 million as of December 31, 2004.

     Wintrust anticipates closing the previously announced acquisition of First Northwest Bancorp, Inc. (“FNBI”) prior to the end of the first quarter of 2005. FNBI is the parent company of First Northwest Bank which has two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995 and had total assets of approximately $261 million as of December 31, 2004.

     Assuming the closing of the FNBI acquisition, Wintrust will operate 14 banking subsidiaries with 57 locations.

Financial Overview

     Total assets rose to $6.42 billion at December 31, 2004, an increase of $1.67 billion, or 35%, compared to $4.75 billion a year ago. Total deposits as of December 31, 2004 were $5.10 billion, an increase of $1.23 billion, or 32%, as compared to $3.88 billion at December 31, 2003. Total loans grew to $4.35 billion as of December 31, 2004, a $1.05 billion, or 32%, increase over the $3.30 billion balance as of a year ago. Shareholders equity increased to $473.9 million, or a book value of $21.81 per share, at December 31, 2004 compared to $349.8 million or a book value of $17.43 per share at December 31, 2003.

     For the fourth quarter of 2004, net interest income totaled $45.5 million, increasing $11.8 million, or 35%, compared to the fourth quarter of 2003. Average earning assets grew $1.55 billion over the fourth quarter of 2003, a 37% increase. Loans accounted for $1.21 billion and liquidity management assets accounted for $345 million of the total average earning asset growth compared to the fourth quarter of 2003. For all of 2004, net interest income totaled $157.8 million, increasing $37.3 million, or 31%, compared to the full year of 2003.

     The provision for loan losses totaled $1.3 million for the fourth quarter of 2004 compared to $2.6 million for the fourth quarter of 2003. The provision for loan losses totaled $6.3 million for all of 2004 compared to $11.0 million for all of 2003. The lower provision for loan losses in 2004 is primarily a result of an improving level of non-performing loans and a much reduced level of net loan charge-offs.

     The net interest margin for the fourth quarter of 2004 was 3.18%, compared to 3.21% in the fourth quarter of 2003 and 3.16% in the third quarter of 2004. The net interest margin improved two basis points in the fourth quarter of 2004 compared to the third quarter of 2004 as the yield on earning assets increased by nine basis points, the rate paid on interest-bearing liabilities increased by eight basis points and the contribution from net free funds improved by one basis point. The earning asset yield improvement in the fourth quarter of 2004 compared to the third quarter of 2004 was primarily attributable to a 15 basis point increase in the yield on loans. The higher loan yield is reflective of the five 25 basis point increases affected by the Federal Reserve Bank between June 30, 2004 and December 14, 2004 offset somewhat by continued competitive market pressure on loan pricing spreads. The interest-bearing liability rate increase of eight basis points was due to higher costs of deposits in the fourth quarter as Treasury-based deposit products continued to re-price in advance of both rate increases announced by the Federal Reserve Bank on November 10, 2004 and December 14, 2004, promotional pricing activities associated with opening additional branches in communities not currently served by Wintrust and the extension of maturities on fixed maturity time deposits in anticipation of continued rate increases. Overall, the Company believes it is well positioned for future rate increases.

     Non-interest income totaled $23.8 million in the fourth quarter of 2004, increasing $6.5 million, or 38%, compared to the fourth quarter of 2003. Non-interest expense totaled $46.0 million in the fourth quarter of 2004, increasing $14.5 million, or 46%, over the fourth quarter of 2003. The net overhead ratio for the fourth quarter of 2004 was 1.41% compared to 1.23% for the fourth quarter of 2003. For the full year, non-interest income totaled $85.5 million in 2004, increasing $12.9 million, or 18%, compared to 2003, while non-interest expense totaled $156.1 million in 2004, increasing $33.4 million, or 27%, over 2003.

     Non-performing assets totaled $18.6 million, or 0.29% of total assets, at December 31, 2004, compared to $24.1 million, or 0.51% of total assets, at December 31, 2003 and $19.5 million, or 0.33% of total assets, at September 30, 2004. Net charge-offs as a percentage of average loans for the fourth quarter of 2004 were nine basis points compared to 18 basis points in the fourth quarter of 2003. For the full year of 2004, net loan charge-offs as a percentage of average loans declined to seven basis points, compared to 18 basis points in 2003. Non-performing assets at December 31, 2004, remain at levels that the Company believes make monitoring and collection of the non-performing assets very manageable.

     Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 13 community bank subsidiaries are located in — Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Buffalo Grove, Cary, Chicago, Clarendon Hills, Downers Grove, Glencoe, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mundelein, Northfield, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Madison, Wisconsin.

     Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its mortgage broker affiliates. Northview Mortgage, LLC engages primarily in the origination of residential mortgages for sale into the secondary market through Wintrust bank locations in Northfield, Mundelein and Wheaton, Illinois. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

     Currently, Wintrust operates a total of 55 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Selected Financial Condition Data (at end of period):
Total assets	$6,419,048	$4,747,398
Total loans	4,348,346	3,297,794
Total deposits	5,104,734	3,876,621
Long-term debt — trust preferred securities	204,489	96,811
Total shareholders’ equity	473,912	349,837

Selected Statements of Income Data:
Net interest income	$45,505	$33,670	$157,824	$120,492
Net revenue (1)	69,330	50,971	243,276	193,084
Income before taxes	22,069	16,892	80,887	59,344
Net income	14,172	10,929	51,334	38,118
Net income per common share — Basic	0.66	0.55	2.49	2.11
Net income per common share — Diluted	0.62	0.52	2.34	1.98

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.18%	3.21%	3.17%	3.20%
Core net interest margin (2) (5)	3.34	3.33	3.31	3.32
Non-interest income to average assets	1.52	1.51	1.57	1.76
Non-interest expense to average assets	2.93	2.74	2.86	2.98
Net overhead ratio (3)	1.41	1.23	1.30	1.22
Efficiency ratio (4) (5)	66.22	61.56	64.45	63.52
Return on average assets	0.90	0.95	0.94	0.93
Return on average equity	12.30	13.13	13.12	14.36
Average total assets	$6,241,045	$4,558,472	$5,451,527	$4,116,618
Average total shareholders’ equity	458,474	330,173	391,335	265,495
Average loans to average deposits ratio	87.3%	84.6%	87.7%	86.4%

Common Share Data at end of period:
Market price per common share	$56.96	$45.10
Book value per common share	$21.81	$17.43
Common shares outstanding	21,728,548	20,066,265
Other Data at end of period:
Allowance for loan losses	$34,227	$25,541
Non-performing assets	$18,588	$24,108
Allowance for loan losses to total loans	0.79%	0.77%
Non-performing assets to total assets	0.29%	0.51%
Number of:
Bank subsidiaries	12	9
Non-bank subsidiaries	10	7
Banking offices	50	36

(1) Net revenue includes net interest income and non-interest income.

(2)	The core net interest margin excludes the net interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)
	December 31,	December 31,
(In thousands)	2004	2003
Assets
Cash and due from banks	$128,166	$111,929
Federal funds sold and securities purchased under resale agreements	47,860	56,620
Interest-bearing deposits with banks	4,961	6,228
Available-for-sale securities, at fair value	1,343,477	906,881
Trading account securities	3,599	3,669
Brokerage customer receivables	31,847	33,912
Mortgage loans held-for-sale	104,709	24,041
Loans, net of unearned income	4,348,346	3,297,794
Less: Allowance for loan losses	34,227	25,541

Net loans	4,314,119	3,272,253
Premises and equipment, net	185,926	156,714
Accrued interest receivable and other assets	129,702	123,063
Goodwill	113,461	48,490
Other intangible assets	11,221	3,598

Total assets	$6,419,048	$4,747,398

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$505,312	$360,666
Interest bearing	4,599,422	3,515,955

Total deposits	5,104,734	3,876,621
Notes payable	1,000	26,000
Federal Home Loan Bank advances	303,501	144,026
Subordinated notes	50,000	50,000
Other borrowings	201,924	78,069
Long-term debt — trust preferred securities	204,489	96,811
Accrued interest payable and other liabilities	79,488	126,034

Total liabilities	5,945,136	4,397,561

Shareholders’ equity:
Preferred stock	—	—
Common stock	21,728	20,066
Surplus	319,148	243,626
Common stock warrants	828	1,012
Retained earnings	139,566	92,301
Accumulated other comprehensive loss	(7,358)	(7,168)

Total shareholders’ equity	473,912	349,837

Total liabilities and shareholders’ equity	$6,419,048	$4,747,398

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2004	2003	2004	2003
Interest income
Interest and fees on loans	$64,431	$46,151	$218,298	$174,478
Interest bearing deposits with banks	30	30	80	127
Federal funds sold and securities purchased under resale agreements	368	221	934	2,037
Securities	11,821	8,242	40,891	25,869
Trading account securities	31	39	130	150
Brokerage customer receivables	382	331	1,413	1,330

Total interest income	77,063	55,014	261,746	203,991

Interest expense
Interest on deposits	25,225	17,314	83,135	67,963
Interest on Federal Home Loan Bank advances	2,319	1,512	8,070	5,932
Interest on notes payable and other borrowings	881	549	2,358	2,562
Interest on subordinated notes	762	704	2,891	2,486
Interest on long-term debt — trust preferred securities	2,371	1,265	7,468	4,556

Total interest expense	31,558	21,344	103,922	83,499

Net interest income	45,505	33,670	157,824	120,492
Provision for loan losses	1,278	2,597	6,298	10,999

Net interest income after provision for loan losses	44,227	31,073	151,526	109,493

Non-interest income
Wealth management fees	7,997	8,202	31,656	28,871
Mortgage banking revenue	5,702	1,841	18,250	16,718
Service charges on deposit accounts	1,156	913	4,100	3,525
Gain on sale of premium finance receivables	1,982	1,441	7,347	4,910
Administrative services revenue	1,058	973	3,984	4,151
Net available-for-sale securities gains	132	5	1,863	642
Other	5,798	3,926	18,252	13,775

Total non-interest income	23,825	17,301	85,452	72,592

Non-interest expense
Salaries and employee benefits	27,209	19,102	94,049	74,775
Equipment expense	2,449	2,230	9,074	7,957
Occupancy, net	3,056	1,810	10,083	7,436
Data processing	1,651	1,111	5,560	4,304
Advertising and marketing	1,027	570	3,403	2,215
Professional fees	1,944	777	5,376	3,342
Amortization of other intangible assets	523	192	1,110	640
Other	8,124	5,690	27,436	22,072

Total non-interest expense	45,983	31,482	156,091	122,741

Income before income taxes	22,069	16,892	80,887	59,344
Income tax expense	7,897	5,963	29,553	21,226

Net income	$14,172	$10,929	$51,334	$38,118

Net income per common share — Basic	$0.66	$0.55	$2.49	$2.11

Net income per common share — Diluted	$0.62	$0.52	$2.34	$1.98

Cash dividends declared per common share	$—	$—	$0.20	$0.16

Weighted average common shares outstanding	21,539	19,794	20,646	18,032
Dilutive potential common shares	1,347	1,279	1,326	1,187

Average common shares and dilutive common shares	22,886	21,073	21,972	19,219

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

In accordance with SEC rules required by the Sarbanes-Oxley Act of 2002 regarding the use of financial measures and ratios not calculated in accordance with generally accepted accounting principles (“GAAP”), a reconciliation must be provided that shows these measures and ratios calculated according to GAAP and a statement why management believes these measures and ratios provide a more accurate view of performance.

Certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more complete view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency for comparative purposes. Other financial holding companies may define or calculate these measures and ratios differently. See the table below for supplemental data and the corresponding reconciliation to GAAP financial measures for the three month and full year periods ended December 31, 2004 and 2003.

Management reviews yields on certain asset categories and the net interest margin of the Company, and its banking subsidiaries, on a fully taxable-equivalent basis (“FTE”). In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the interest expense associated with the Company’s Long-term Debt — Trust Preferred Securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more accurate view of the operational net interest margin of the Company.

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2004	2003	2004	2003
(A) Interest income (GAAP)	$77,063	$55,014	$261,746	$203,991
Taxable-equivalent adjustment — Loans	120	99	450	474
Taxable-equivalent adjustment — Liquidity management assets	112	57	285	236
Taxable-equivalent adjustment — Other earning assets	11	16	50	67

Interest income — FTE	$77,306	$55,186	$262,531	$204,768
(B) Interest expense (GAAP)	31,558	21,344	103,922	83,499

Net interest income — FTE	$45,748	$33,842	$158,609	$121,269

(C) Net interest income (GAAP) (A minus B)	$45,505	$33,670	$157,824	$120,492

Net interest income — FTE	$45,748	$33,842	$158,609	$121,269
Add: Net interest expense on long-term debt — trust preferred securities, (1)	2,295	1,239	7,213	4,530

Core net interest income — FTE (2)	$48,043	$35,081	$165,822	$125,799

(D) Net interest margin (GAAP)	3.16%	3.20%	3.15%	3.18%
Net interest margin — FTE	3.18%	3.21%	3.17%	3.20%
Core net interest margin — FTE (2)	3.34%	3.33%	3.31%	3.32%

(E) Efficiency ratio (GAAP)	66.45%	61.77%	64.66%	63.78%
Efficiency ratio — FTE	66.22%	61.56%	64.45%	63.52%

(1)	Interest expense from the long-term debt — trust preferred securities is net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME				% Growth

				12/31/04	12/31/03
	December 31,	December 31,	December 31,	compared to	compared to
(Dollars in thousands)	2004	2003	2002	12/31/03	12/31/02
Balance:
Commercial and commercial real estate	$2,465,852	$1,648,022	$1,320,598	49.6%	24.8%
Home equity	574,668	466,812	365,521	23.1	27.7
Residential real estate	248,118	173,625	156,213	42.9	11.1
Premium finance receivables	770,792	746,895	461,614	3.2	61.8
Indirect auto loans	171,926	174,071	178,234	(1.2)	(2.3)
Tricom finance receivables	29,730	25,024	21,048	18.8	18.9
Other loans	87,260	63,345	52,858	37.8	19.8

Total loans, net of unearned income	$4,348,346	$3,297,794	$2,556,086	31.9%	29.0%

Mix:
Commercial and commercial real estate	57%	50%	52%
Home equity	13	14	14
Residential real estate	5	5	6
Premium finance receivables	18	23	18
Indirect auto loans	4	5	7
Tricom finance receivables	1	1	1
Other loans	2	2	2
Total loans, net of unearned income	100%	100%	100%

DEPOSITS				% Growth

				12/31/04	12/31/03
	December 31,	December 31,	December 31,	compared to	compared to
(Dollars in thousands)	2004	2003	2002	12/31/03	12/31/02
Balance:
Non-interest bearing	$505,312	$360,666	$305,540	40.1%	18.0%
NOW	586,583	407,803	354,499	43.8	15.0
Wealth Management deposits (1)	390,129	338,479	231,700	15.3	46.1
Money market	608,037	470,849	399,441	29.1	17.9
Savings	215,697	183,394	147,669	17.6	24.2
Time certificate of deposits	2,798,976	2,115,430	1,650,275	32.3	28.2

Total deposits	$5,104,734	$3,876,621	$3,089,124	31.7%	25.5%

Mix:
Non-interest bearing	10%	9%	10%
NOW	11	10	11
Wealth Management deposits (1)	8	9	8
Money market	12	12	13
Savings	4	5	5
Time certificate of deposits	55	55	53

Total deposits	100%	100%	100%

(1)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME

The following table sets forth a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the periods presented:

	For the Three Months Ended			For the Three Months Ended
	December 31, 2004			December 31, 2003
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,291,805	12,331	3.80%	$947,041	$8,550	3.58%
Other earning assets (2) (3) (8)	33,794	424	4.99	36,857	386	4.16
Loans, net of unearned income (2) (4) (8)	4,400,551	64,551	5.84	3,193,550	46,250	5.75

Total earning assets (8)	$5,726,150	$77,306	5.37%	$4,177,448	$55,186	5.24%

Allowance for loan losses	(35,239)			(24,867)
Cash and due from banks	107,566			93,922
Other assets	442,568			311,969

Total assets	$6,241,045			$4,558,472

Interest-bearing deposits	$4,560,469	$25,225	2.20%	$3,435,268	$17,314	2.00%
Federal Home Loan Bank advances	265,129	2,319	3.48	144,638	1,512	4.15
Notes payable and other borrowings	169,579	881	2.07	75,661	549	2.88
Subordinated notes	50,000	762	5.96	50,000	704	5.51
Long-term debt — trust preferred securities	162,561	2,371	5.83	82,034	1,265	6.17

Total interest-bearing liabilities	$5,207,738	$31,558	2.41%	$3,787,601	$21,344	2.24%

Non-interest bearing deposits	482,160			341,586
Other liabilities	92,673			99,112
Equity	458,474			330,173

Total liabilities and shareholders’ equity	$6,241,045			$4,558,472

Interest rate spread (5) (8)			2.96%			3.00%
Net free funds/contribution (6)	$518,412		0.22	$389,847		0.21

Net interest income/Net interest margin (8)		$45,748	3.18%		$33,842	3.21%

Core net interest margin (7) (8)			3.34%			3.33%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2004 and 2003 were $243,000 and $172,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended December 31, 2004 totaled $45.7 million, an increase of $11.9 million, or 35%, as compared to the $33.8 million recorded in the same quarter of 2003. Average loans in the fourth quarter of 2004 increased $1.2 billion, or 38%, over the fourth quarter of 2003.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2004 the net interest margin was 3.18%, a decrease of three basis points when compared to the net interest margin of 3.21% in the prior year fourth quarter, and a two basis point increase when compared to the net interest margin of 3.16% in the third quarter of 2004. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.34% for the fourth quarter of 2004 and 3.33% for the fourth quarter of 2003.

The net interest margin increase of two basis points in the fourth quarter of 2004 compared to the third quarter of 2004 resulted as the yield on earning assets increased by nine basis points, the rate paid on interest-bearing liabilities increased by eight basis points and the contribution from net free funds increased by one basis point. The earning asset yield increase was primarily attributable to a 15 basis point increase in the yield on loans. The higher loan yield is reflective of the five 25 basis point increases affected by the Federal Reserve Bank between June 30, 2004 and December 14, 2004 offset somewhat by continued competitive loan pricing pressures. The interest-bearing liability rate increase of eight basis points was due to higher costs of deposits in the fourth quarter as Treasury-based deposit products continued to re-price in advance of both rate increases announced by the Federal Reserve Bank on November 11, 2004 and December 14, 2004, promotional pricing activities associated with opening additional branches in communities not currently served by Wintrust and the extension of maturities on fixed maturity time deposits in anticipation of continued rate increases.

The yield on total earning assets for the fourth quarter of 2004 was 5.37% as compared to 5.24% in 2003 and 5.28% in the third quarter of 2004. The increase of 13 basis points from the fourth quarter of 2003 resulted primarily from the rising interest rate environment in the second half of 2004 offset by the effects of competitive market pressure on loan pricing spreads. The fourth quarter 2004 yield on loans was 5.84%, a nine basis point increase when compared to the prior year fourth quarter yield of 5.75% and a 15 basis point increase compared to the third quarter of 2004. Average loans comprised approximately 77% of total average earning assets in the fourth quarter of 2004 and 76% in the fourth quarter of 2003. Average liquidity management assets (primarily investment securities) increased $345 million over the fourth quarter of 2003.

The rate paid on interest-bearing deposits increased 20 basis points to 2.20% in the fourth quarter of 2004 compared to 2.00% in the fourth quarter of 2003. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, declined to 3.89% in the fourth quarter of 2004 compared to 4.54% in the fourth quarter of 2003 as a result of lower average rates paid on Federal Home Loan Bank advances and the additional trust preferred borrowings added in the second half of 2003 and 2004. The Company utilizes these borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.

The following table sets forth a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the periods presented:

		Year Ended			Year Ended
		December 31, 2004			December 31, 2003
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,108,891	$42,190	3.80%	$785,894	$28,269	3.60%
Other earning assets (2) (3) (8)	38,901	1,593	4.10	38,418	1,547	4.03
Loans, net of unearned income (2) (4) (8)	3,861,683	218,748	5.66	2,960,188	174,952	5.91

Total earning assets (8)	$5,009,475	$262,531	5.24%	$3,784,500	$204,768	5.41%

Allowance for loan losses	(30,014)			(21,738)
Cash and due from banks	92,299			81,022
Other assets	379,767			272,834

Total assets	$5,451,527			$4,116,618

Interest-bearing deposits	$4,000,805	$83,135	2.08%	$3,104,924	$67,963	2.19%
Federal Home Loan Bank advances	222,278	8,070	3.63	141,196	5,932	4.20
Notes payable and other borrowings	154,577	2,358	1.53	92,175	2,562	2.78
Subordinated notes	50,000	2,891	5.78	41,849	2,486	5.94
Long-term debt — trust preferred securities	130,830	7,468	5.71	70,248	4,556	6.48

Total interest-bearing liabilities	$4,558,490	$103,922	2.28%	$3,450,392	$83,499	2.42%

Non-interest bearing deposits	400,333			321,735
Other liabilities	101,369			78,996
Equity	391,335			265,495

Total liabilities and shareholders’ equity	$5,451,527			$4,116,618

Interest rate spread (5) (8)			2.96%			2.99%
Net free funds/contribution (6)	$450,985		0.21	$334,108		0.21

Net interest income/Net interest margin (8)		$158,609	3.17%		$121,269	3.20%

Core net interest margin (7) (8)			3.31%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the years ended December 31, 2004 and 2003 were $785,000 and $777,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt — Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Tax-equivalent net interest income for the full year ended December 31, 2004 totaled $158.6 million, an increase of $37.3 million, or 31%, as compared to the $121.3 million recorded in the same period of 2003. The full year net interest margin was 3.17% in 2004, a decrease of three basis points when compared to the net interest margin of 3.20% in the prior year.

NON-INTEREST INCOME

For the fourth quarter of 2004, non-interest income totaled $23.8 million and increased $6.5 million compared to the prior year fourth quarter. The increase in non-interest income is primarily a result of higher mortgage banking revenue, higher levels of fees on covered call transactions and the impact of the recent acquisitions. Non-interest income as a percentage of net revenue was 34% in the fourth quarter of 2004 and the fourth quarter of 2003. The Company uses this as a measuring stick as it works towards balancing the mix of net interest income and non-interest income.

The following table sets forth non-interest income by category for the periods presented:

	Three Months Ended
	December 31,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Brokerage	$5,750	$6,114	$(364)	(6.0)%
Trust and asset management	2,247	2,088	159	7.6

Total wealth management fees	7,997	8,202	(205)	(2.5)

Mortgage banking revenue	5,702	1,841	3,861	209.7
Service charges on deposit accounts	1,156	913	243	26.6
Gain on sale of premium finance receivables	1,982	1,441	541	37.5
Administrative services revenue	1,058	973	85	8.7
Net available-for-sale securities gains	132	5	127	N/M
Other:
Fees from covered call and put options	3,836	1,815	2,021	111.3
Bank Owned Life Insurance	455	492	(37)	(7.5)
Premium finance defalcation — partial recovery	—	500	(500)	N/M
Miscellaneous	1,507	1,119	388	34.7

Total other	5,798	3,926	1,872	47.7

Total non-interest income	$23,825	$17,301	$6,524	37.7%

N/M — % change not meaningful to analysis

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management fees totaled $8.0 million in the fourth quarter of 2004, a $205,000 decrease from the $8.2 million recorded in the fourth quarter of 2003. Revenue from retail brokerage trading in the debt and equity markets declined $364,000 when compared to the fourth quarter of 2003 but increased $767,000 from the third quarter of 2004.

Mortgage banking revenue includes revenue from activities related to originating and selling residential real estate loans into the secondary market. With the addition of WAMC and Guardian in May of 2004, this revenue line now includes gains on the sale of mortgage loans to the secondary market, origination fees, rate lock commitment fees, document preparation fees, the impact of capitalizing servicing rights on loans sold and serviced by certain Wintrust subsidiary banks and the impact of amortizing and valuing the capitalized servicing right asset. For the quarter ended December 31, 2004, this revenue source totaled $5.7 million, an increase of $3.9 million compared to the fourth quarter of 2003. Mortgage banking revenue will continue to be dependent upon the relative level of long term interest rates.

Service charges on deposit accounts totaled $1.2 million for the fourth quarter of 2004, an increase of $243,000, or 27%, when compared to the same quarter of 2003. This increase was primarily due to the impact of the bank acquisitions in 2003 and 2004. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the fourth quarter of 2004 and recognized gains of $2.0 million related to this activity, compared with $1.4 million of recognized gains in the fourth quarter of 2003.

Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the fourth quarter of 2004, the ratio was approximately 87%. Consistent with Wintrust’s strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $1.1 million to total non-interest income in the fourth quarter of 2004, an increase of $85,000 from the fourth quarter of 2003. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the fourth quarter of 2004 totaled $5.8 million compared to $3.9 million in the fourth quarter of 2003. Premium income from certain covered call transactions totaled $3.8 million in the fourth quarter of 2004 compared to $1.8 million in the same period of 2003. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. Additionally, the fourth quarter of the prior year included $500,000 from a partial settlement related to the premium finance defalcation that occurred in 2000. There were no additional settlements received in 2004 and no additional settlements are expected in the future.

The following table sets forth non-interest income by category for the periods presented:

	Years Ended
	December 31,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Brokerage	$22,892	$21,317	$1,575	7.4%
Trust and asset management	8,764	7,554	1,210	16.0

Total wealth management fees	31,656	28,871	2,785	9.6

Mortgage banking revenue	18,250	16,718	1,532	9.2
Service charges on deposit accounts	4,100	3,525	575	16.3
Gain on sale of premium finance receivables	7,347	4,910	2,437	49.6
Administrative services revenue	3,984	4,151	(167)	(4.0)
Net available-for-sale securities gains	1,863	642	1,221	190.2
Other:
Fees from covered call and put options	11,121	7,873	3,248	41.3
Bank Owned Life Insurance	1,997	1,952	45	2.3
Premium finance defalcation — partial recovery	—	500	(500)	N/M
Miscellaneous	5,134	3,450	1,684	48.8

Total other	18,252	13,775	4,477	32.5

Total non-interest income	$85,452	$72,592	$12,860	17.7%

N/M — % change not meaningful to analysis

For the year ended December 31, 2004, non-interest income totaled $85.5 million and increased $12.9 million compared to the prior year. The increase in non-interest income is primarily a result of increased revenue from wealth management, higher mortgage banking revenue, higher gain on sale of premium finance receivables, increased net securities gains and higher levels of fees on covered call option transactions. For the full year of 2004, non-interest income as a percentage of net revenue declined to 35% from 38% in 2003. The bank acquisitions in 2003 and 2004 contributed to this decline as their predominant source of revenue was net interest income.

Full year 2004 benefited from increased levels of wealth management revenue as the Company continued to increase the number of brokers in its banking locations. Distribution of wealth management services through each bank subsidiary continues to be a focus of the Company. Despite industry-wide lower volumes of trades in the third quarter of 2004, due to a lack of individual investor interest in low fixed income security yields and lower confidence in the equity markets, brokerage revenue increased 7% for the full year of 2004. The additional brokers helped to offset the lower level of customer trading activity. The other component of wealth management revenue, revenue from trust and asset management sources, increased $1.2 million, or 16%, in 2004 compared to 2003. This increase reflects both the improvement in managed asset valuations and larger volumes of customers’ assets under management.

Mortgage banking revenue increased as a result of the WAMC and Guardian acquisitions in May of 2004. Gains on sale of premium finance receivables increased in 2004 as the Company sold $496 million of receivables in 2004 and $274 million in 2003. Fees from covered call options continued to be a significant source of revenue in 2004 as the Company’s management effectively used the proceeds from selling covered call options to enhance the yield contribution from longer-term fixed rate securities.

NON-INTEREST EXPENSE

Non-interest expense for the fourth quarter of 2004 totaled $46.0 million and increased $14.5 million, or 46%, from the fourth quarter 2003 total of $31.5 million. All categories of non-interest expense increased as a result of the acquisitions completed in 2003 and 2004.

The following table sets forth non-interest expense by category for the periods presented:

	Three Months Ended
	December 31,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Salaries and employee benefits	$27,209	$19,102	$8,107	42.4%
Equipment	2,449	2,230	219	9.8
Occupancy, net	3,056	1,810	1,246	68.8
Data processing	1,651	1,111	540	48.6
Advertising and marketing	1,027	570	457	80.2
Professional fees	1,944	777	1,167	150.2
Amortization of other intangible assets	523	192	331	172.4
Other:
Commissions — 3rd party brokers	1,033	785	248	31.6
Loan expenses	491	417	74	17.7
Postage	899	649	250	38.5
Miscellaneous	5,701	3,839	1,862	48.5

Total other	8,124	5,690	2,434	42.8

Total non-interest expense	$45,983	$31,482	$14,501	46.1%

Salaries and employee benefits totaled $27.2 million for the fourth quarter of 2004, an increase of $8.1 million, or 42%, as compared to the prior year’s fourth quarter total of $19.1 million. Occupancy expense increased as a result of the acquisitions and the opening of eight new banking locations during 2004 as part of the Company’s de novo banking philosophy. The large increase in professional fees is primarily attributable to the Sarbanes-Oxley 404 requirements.

The following table sets forth non-interest expense by category for the periods presented:

	Years Ended
	December 31,
			$	%
(Dollars in thousands)	2004	2003	Change	Change
Salaries and employee benefits	$94,049	$74,775	$19,274	25.8%
Equipment	9,074	7,957	1,117	14.0
Occupancy, net	10,083	7,436	2,647	35.6
Data processing	5,560	4,304	1,256	29.2
Advertising and marketing	3,403	2,215	1,188	53.6
Professional fees	5,376	3,342	2,034	60.9
Amortization of other intangible assets	1,110	640	470	73.4
Other:
Commissions — 3rd party brokers	4,125	3,008	1,117	37.1
Loan expenses	1,593	2,465	(872)	(35.4)
Postage	3,064	2,369	695	29.3
Miscellaneous	18,654	14,230	4,424	31.1

Total other	27,436	22,072	5,364	24.3

Total non-interest expense	$156,091	$122,741	$33,350	27.2%

Non-interest expense for the full year of 2004 totaled $156.1 million and increased $33.4 million, or 27%, from the 2003 total of $122.7 million. All categories of non-interest expense were impacted by the acquisitions completed in 2004 and 2003. In addition to the increase caused by the acquisitions, occupancy expense increased throughout 2004 as the eight new banking locations opened throughout the year. Professional fees increased significantly in the second half of 2004 to meet the requirements of Sarbanes-Oxley 404 while marketing and advertising increased due to the additional efforts required to market eight new de novo locations and the locations added through acquisitions. Loan expenses decreased in 2004 as a result of lower residential mortgage lending volumes at the bank locations, as a result of relatively higher levels of longer-term interest rates in 2004.

ASSET QUALITY

Allowance for Loan Losses

The following table sets forth a reconciliation of the activity in the balance of the allowance for loan losses for the periods presented:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2004	2003	2004	2003
Balance at beginning of period	$31,408	$22,760	$25,541	$18,390
Provision for loan losses	1,278	2,597	6,298	10,999
Allowance acquired in business combinations	2,576	1,602	5,110	1,602
Charge-offs:
Commercial and commercial real estate loans	947	948	2,356	2,382
Home equity loans	—	199	—	358
Residential real estate loans	—	—	—	—
Consumer and other loans	20	70	204	222
Premium finance receivables	557	416	1,852	2,558
Indirect automobile loans	118	180	425	937
Tricom finance receivables	22	—	33	—

Total charge-offs	1,664	1,813	4,870	6,457

Recoveries:
Commercial and commercial real estate loans	260	126	1,148	339
Home equity loans	—	39	6	39
Residential real estate loans	—	—	—	13
Consumer and other loans	12	8	104	40
Premium finance receivables	327	201	738	399
Indirect automobile loans	30	21	152	173
Tricom finance receivables	—	—	—	4

Total recoveries	629	395	2,148	1,007

Net charge-offs	(1,035)	(1,418)	(2,722)	(5,450)

Balance at December 31	$34,227	$25,541	$34,227	$25,541

Annualized net charge-offs (recoveries) as a percentage of average:
Commercial and commercial real estate loans	0.11%	0.21%	0.06%	0.14%
Home equity loans	—	0.14	—	0.08
Residential real estate loans	—	—	—	(0.01)
Consumer and other loans	0.03	0.41	0.13	0.34
Premium finance receivables	0.12	0.12	0.14	0.34
Indirect automobile loans	0.20	0.37	0.15	0.45
Tricom finance receivables	0.27	—	0.12	(0.02)

Total loans, net of unearned income	0.09%	0.18%	0.07%	0.18%

Net charge-offs as a percentage of the provision for loan losses	80.99%	54.60%	43.22%	49.55%

Loans at December 31			$4,348,346	$3,297,794

Allowance as a percentage of loans at period-end			0.79%	0.77%

Past Due Loans and Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2004	2004	2003
Past Due greater than 90 days and still accruing:
Residential real estate and home equity	$—	$166	$—
Commercial, consumer and other	715	128	1,024
Premium finance receivables	3,869	2,971	3,439
Indirect automobile loans	280	312	313
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	4,865	3,577	4,776

Non-accrual loans:
Residential real estate and home equity	2,660	892	3,217
Commercial, consumer and other	3,550	5,954	9,646
Premium finance receivables	7,396	7,281	5,994
Indirect automobile loans	118	145	107
Tricom finance receivables	—	—	—

Total non-accrual	13,724	14,272	18,964

Total non-performing loans:
Residential real estate and home equity	2,660	1,058	3,217
Commercial, consumer and other	4,265	6,082	10,670
Premium finance receivables	11,265	10,252	9,433
Indirect automobile loans	398	457	420
Tricom finance receivables	—	—	—

Total non-performing loans	18,588	17,849	23,740

Other real estate owned	—	1,622	368

Total non-performing assets	$18,588	$19,471	$24,108

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.32%	0.14%	0.48%
Commercial, consumer and other	0.17	0.27	0.63
Premium finance receivables	1.46	1.34	1.26
Indirect automobile loans	0.23	0.26	0.24
Tricom finance receivables	—	—	—

Total non-performing loans	0.43%	0.45%	0.72%

Total non-performing assets as a percentage of total assets	0.29%	0.33%	0.51%

Allowance for loan losses as a percentage of non-performing loans	184.13%	175.97%	107.59%

The provision for loan losses totaled $1.3 million for the fourth quarter of 2004 and $2.6 million for the fourth quarter of 2003. For the quarter ended December 31, 2004, net charge-offs totaled $1.0 million, down from the $1.4 million of net charge-offs recorded in the same period of 2003. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.09% in the fourth quarter of 2004 from 0.18% in the same period in 2003.

For the full year of 2004, the provision for loan losses totaled $6.3 million compared to $11.0 million for all of 2003. For the year ended December 31, 2004, net charge-offs totaled $2.7 million, down from the $5.5 million of net charge-offs recorded in the same period of 2003. On a ratio basis, net charge-offs as a percentage of average loans decreased to 0.07% in 2004 from 0.18% in the same period in 2003. The lower provision for loan losses for the fourth quarter of 2004 and the full year of 2004 are primarily the result of an improving level of non-performing loans and a much reduced level of net loan charge-offs in 2004.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate and Home Equity

The non-performing residential real estate and home equity loans totaled $2.7 million at December 31, 2004. The balance declined $557,000 from December 31, 2003. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.

Non-performing Commercial, Consumer and Other

The commercial, consumer and other non-performing loan category totaled $4.3 million as of December 31, 2004. The balance in this category decreased $6.4 million from December 31, 2003. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of the dates presented, and the amount of net charge-offs for the years then ended.

(Dollars in thousands)	December 31, 2004	December 31, 2003
Non-performing premium finance receivables	$11,265	$9,433
- as a percentage of premium finance receivables outstanding	1.46%	1.26%
Net charge-offs of premium finance receivables	$1,114	$2,159
- as a percentage of average premium finance receivables	0.14%	0.34%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is up from the prior year-end level and up slightly from the level at September 30, 2004. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

     Total non-performing indirect automobile loans were $398,000 at December 31, 2004, compared to $420,000 at December 31, 2003. The ratio of these non-performing loans to total indirect automobile loans was 0.23% at December 31, 2004 compared to 0.24% at December 31, 2003. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect automobile loans were 0.20% for the quarter ended December 31, 2004 compared to 0.37% in the same period in 2003. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc., Village Bancorp, Inc., WestAmerica Mortgage Company, Guardian Real Estate Services, Inc., Northview Financial Corporation, Town Bankshares, Ltd. and Antioch Holding Company with Wintrust, unforeseen difficulties or unanticipated delays or developments relating to our pending acquisition of First Northwest Bancorp, Inc., the ability to pursue additional acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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